Exhibit 99.1

STEINER LEISURE LIMITED
Post Office Box N-9306
Suite 104A
Nassau, The Bahamas

For Release: IMMEDIATELY

Contact:    Leonard I. Fluxman, President and Chief Executive Officer (305) 358-9002, ext. 215

Steiner Leisure Limited Announces

Third Quarter 2011 Financial Results

NASSAU, THE BAHAMAS, October 26, 2011 - Steiner Leisure Limited (NASDAQ: STNR) today announced financial results for the third quarter and nine months ended September 30, 2011. The quarter and nine months ended September 30, 2011 results of operations include approximately $1.3 million of transaction costs related to the proposed acquisitions of Ideal Image Development, Inc. ("Ideal Image") and Cortiva Group, Inc. ("Cortiva"). The acquisitions of Ideal Image and Cortiva are expected to close in the fourth quarter of 2011.

Steiner Leisure's revenues for the third quarter ended September 30, 2011 increased 11.3% to $179.4 million from $161.1 million during the comparable quarter in 2010. Net income for the third quarter of each of 2011 and 2010 was $11.8 million. Excluding the transaction costs discussed above, net income for the third quarter of 2011 was $13.0 million.

Earnings per share for the third quarter ended September 30, 2011 was $0.77 per share compared with $0.78 per share for the comparable quarter of 2010. Excluding the transaction costs discussed above, earnings per share for the third quarter of 2011 was $0.86 per share. The earnings per share data are presented on a diluted basis.

Revenues for the nine months ended September 30, 2011 increased 12.6% to $515.7 million from $458.1 million during the comparable nine months in 2010. Net income for the nine months ended September 30, 2011 was $38.6 million compared with $31.4 million for the same nine months in 2010. Excluding the transaction costs discussed above, net income for the nine months ended September 30, 2011 was $39.9 million.

Earnings per share for the nine months ended September 30, 2011 was $2.54 per share compared with $2.08 per share for the comparable nine months in 2010. Excluding the transaction costs discussed above, earnings per share for the nine months ended September 30, 2011 was $2.62 per share. The above earnings per share data are presented on a diluted basis.

Steiner Leisure Limited is a worldwide provider and innovator in the fields of beauty, wellness and education. We are dedicated to maintaining the highest quality standards and continually evolving to include and anticipate new developments within our industry. We aim to maintain and expand our existing diverse portfolio of services, products and brands, as well as to seek out new opportunities to complement our business.

Our services include traditional and alternative massage, body and skin treatment options, fitness, acupuncture, herbal medicine and medi-spa treatments. We are committed to providing our customers with a wide-ranging assortment of beauty products, including premium quality options developed by us under our own brands, as well as those purchased from third parties.

Our distribution channels include our shipboard and land-based spas and salons, destination spas, health clubs, department stores and third party retail outlets and distributors. We also sell our products on certain British Airways flights, on QVC, by catalog, and online through our websites, including www.timetospa.com and www.blissworld.com.

Our post secondary schools offer programs in massage therapy and skin care, among others, and, along with our recruiting and training operations, prepare spa professionals for careers in the health and wellness industry, including within the Steiner family of companies.

Our cruise line operations are conducted in spas onboard 155 ships, including Azamara Club Cruises, Carnival Cruise Lines, Celebrity Cruises, Crystal Cruises, Cunard Cruise Line, Holland America Line, Norwegian Cruise Line, P&O Cruises, Princess Cruises, Royal Caribbean Cruises, Seabourn Cruise Lines, Silversea Cruises, Thomson Cruises and Windstar Cruises.

Our land-based spa operations are carried out under our Elemis®, Mandara®, Chavana®, Bliss® and Remède® brands and take place in 70 locations, including resort spas, urban hotel spas and day spas. In addition, a total of 28 resort and hotel spas are operated under our brands by third parties pursuant to license agreements with the company. Our land-based customers include Caesar's Entertainment, Hilton Hotels, InterContinental Hotels and Resorts, Kerzner International, Loews Hotels, Marriott Hotels, Nikko Hotels, Planet Hollywood, Sofitel Luxury Hotels, St. Regis Hotels, W Hotels and Resorts and Westin Hotels and Resorts.

We develop and sell a variety of high quality beauty products under our Elemis, La Thérapie™, Bliss, Remède, Laboratoire Remède® and Jou® brands.

Our schools operations consist of five post secondary schools (comprised of a total of 18 campuses) located in Miami, Orlando, Pompano Beach and Sarasota, Florida; Baltimore, Maryland; Charlottesville, Virginia; York, Pennsylvania; Salt Lake City and Lindon, Utah; Las Vegas, Nevada; Tempe and Phoenix, Arizona; Westminster and Aurora, Colorado; Groton, Newington and Westport, Connecticut; and Dallas, Texas. Offering programs in massage therapy and, in some cases, skin care, these schools train and qualify spa professionals for health and beauty positions within the industry, including our own operations.

As part of our employee recruitment operations for our shipboard spas, we provide education to our shipboard employees through our rigorous training programs, at our primary training facilities near London, England or one of our satellite training centers in South Africa and the Philippines. These employees are sourced primarily from the British Isles, Australia, South Africa, Southeast Asia, Canada, the Caribbean and continental Europe.

The Company will be holding a conference call at 11:00 am (ET) on Thursday, October 27, 2011. Clive E. Warshaw, Chairman of the Board, and Leonard I. Fluxman, President and Chief Executive Officer, will discuss the contents of this press release.

If you wish to participate in this conference call, please call (517) 308-9020 for domestic and international calls approximately five minutes before the scheduled time. The password is "Steiner". The call is available for replay from Thursday, October 27, 2011 (approximately 3 hours after the call takes place) through Thursday, November 3, 2011 at approximately 5:00 pm (ET). You may reach it by dialing (402) 220-5339 for both domestic and international calls.

Forward Looking Statements

The reference above to the anticipated closing dates of the transactions described in this press release may be deemed to be a "forward looking statement" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). That statement is subject to risks and uncertainties, among other things, relating to the conditions required to be met for the closings to occur.

Undue reliance should not be placed on these forward looking statements as they speak only as of the date hereof. Additional information regarding these and other risks and uncertainties applicable to the above-referenced statements as well as our business in general is contained in our periodic filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2010.

Subject to any continuing obligations under applicable law, we expressly disclaim any obligation to disseminate, after the date hereof, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

SELECTED FINANCIAL DATA

($ and shares in thousands, except per share data)

(Unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010
Revenues:
Services	$119,255	$108,076	$344,999	$304,973
Products	60,101	53,068	170,748	153,138
Total revenues	179,356	161,144	515,747	458,111

Cost of Sales:
Cost of services	97,965	88,210	280,930	249,218
Cost of products	41,432	36,932	118,876	103,251
Total cost of sales	139,397	125,142	399,806	352,469
Gross profit	39,959	36,002	115,941	105,642

Operating Expenses:
Administrative	12,171	7,922	28,600	26,778
Salary and payroll taxes	14,142	13,184	42,605	39,747
Total operating expenses	26,313	21,106	71,205	66,525
Income from operations	13,646	14,896	44,736	39,117

Other Income (Expense):
Interest expense	(253)	(959)	(1,578)	(2,650)
Other income	60	28	277	135
Total other income (expense)	(193)	(931)	(1,301)	(2,515)

Income before provision for income taxes	13,453	13,965	43,435	36,602

Provision for income taxes	1,681	2,214	4,810	5,234

Net income	$11,772	$11,751	$38,625	$31,368

Income per share:
Basic	$0.79	$0.79	$2.58	$2.12
Diluted	$0.77	$0.78	$2.54	$2.08

Weighted average shares outstanding:
Basic	14,978	14,860	14,983	14,817
Diluted	15,216	15,093	15,210	15,082

STATISTICS

	Third Quarter Ended		Nine Months Ended
	September 30,		September 30,
	2011	2010	2011	2010

Average number of ships served[1]:	154	131	150	127
Spa	116	106	114	104
Non-Spa	38	25	36	23

Average total number of staff on ships served:	2,710	2,309	2,589	2,206
Spa	2,407	2,099	2,303	2,015
Non-Spa	303	210	286	191

Revenue per staff per day[2]:	$434	$442	$424	$427
Spa	$448	$455	$439	$440
Non-Spa	$320	$314	$300	$293

Average weekly revenues:	$53,358	$54,357	$51,018	$51,913
Spa	$64,927	$62,699	$62,027	$59,735
Non-Spa	$17,911	$18,563	$16,523	$16,896

Average number of land-based spas served [3]	68	69	68	68

Average weekly land-based spas revenues	$27,824	$26,274	$29,674	$27,714

Total schools revenues	$15,712,000	$16,659,000	$49,550,000	$49,742,000

Total wholesale and retail product revenues	$30,535,000	$26,808,000	$88,250,000	$78,291,000

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1 Average number of ships served reflects the fact that during the period ships were in and out of service and, accordingly, the number of ships served during the period varied.

2 Revenue includes all sales of services and products on ships. Staff includes all shipboard employees. Per day refers to each day that a cruise ship is in service.

3 Average number of land-based day spas operated reflects the fact that during the period spas were opened or closed and, accordingly, the number of spas served during the period varied.